For Immediate Release
INVESTOR RELATIONS CONTACT
KATHLEEN HEANEY
INTEGRATED CORPORATE RELATIONS
(203) 803-3585
Caribou Coffee Company Reports Nasdaq Notice
MINNEAPOLIS (March 9, 2007) — Caribou Coffee Company, Inc. (NASDAQ: CBOU) announced today that it received a letter from the staff of the Listing Qualifications Department of the Nasdaq Stock Market, Inc. (“Nasdaq”) dated March 7, 2007, notifying the company that as a result of the Board of Directors vacancy created by the resignation of Rosalyn Mallet as a director on March 5, 2007, the company does not comply with Nasdaq’s Marketplace Rule 4350, which requires companies to have a majority of independent directors as defined by the Nasdaq rules. Consistent with Marketplace Rule 4350 (c) (1) the company has a cure period in order to regain compliance until the earlier of March 7, 2008 or the next annual shareholders’ meeting. If the next annual shareholders’ meeting is held before September 4, 2007, then the company must evidence compliance no later than September 4, 2007. The Company expects that it will be able to fill the vacancy within that time period. Previously the company had announced that Rosalyn Mallet has been named the President and Chief Operating Officer, which precipitated her resignation from the Board of Directors and caused this notice from Nasdaq.
About Caribou Coffee
Caribou Coffee Company Inc. (NASDAQ: CBOU), founded in 1992 and headquartered in Minneapolis, Minnesota, is the second largest, company-owned, gourmet coffeehouse operator in the United States based on the number of coffeehouses. Caribou Coffee operates 464 coffeehouses, including 24 licensed locations. Caribou Coffee’s coffeehouses are located in 18 states and the District of Columbia, as well as in several venues outside of the United States. Caribou Coffee offers its customers high-quality, gourmet coffee and espresso-based beverages, as well as specialty teas, baked goods, whole bean coffee, branded merchandise and related products. Caribou Coffee also sells products to club stores, grocery stores, mass merchandisers, office coffee providers, airlines, hotels, sports and entertainment venues, college campuses and other commercial customers. In addition, Caribou Coffee licenses third parties to use the Caribou Coffee brand on quality food and merchandise items. Caribou Coffee focuses on creating a unique experience for customers through a combination of high- quality products, a comfortable and welcoming coffeehouse environment and customer service. For more information, visit the Caribou Coffee Web site at www.cariboucoffee.com.
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